Exhibit 99.1

FOR IMMEDIATE RELEASE
August 22, 2011

GENESIS ENERGY, L.P. EXPANDS CREDIT FACILITY

August 22, 2011 – (Houston, TX) – Genesis Energy, L.P. (NYSE:GEL) announced today that it has amended its secured revolving credit facility to increase the lending commitment from $525 million to $775 million, including an accordion feature whereby the total credit available can be increased up to $1 billion. In addition, the sublimit tranche designed for the more efficient financing of crude oil and petroleum products inventory in the partnership’s normal course of business was increased from $75 million to $125 million. The partnership added two banks to its existing syndicate of banks resulting in fourteen lenders participating in the facility.

“The increased committed capacity from our expanded syndicate of banks will provide Genesis with the financial flexibility to continue to build long-term value from organic opportunities as well as strategic acquisitions”, said Grant Sims, the Chief Executive Officer.

Genesis Energy, L.P. is a diversified midstream energy master limited partnership headquartered in Houston, Texas. Genesis’ operations include pipeline transportation, refinery services and supply and logistics. The Pipeline Transportation Division is engaged in the pipeline transportation of crude oil and carbon dioxide. The Refinery Services Division primarily processes sour gas streams to remove sulfur at refining operations, principally located in Texas, Louisiana, and Arkansas. The Supply and Logistics Division is engaged in the transportation, storage and supply and marketing of energy products, including crude oil, refined products, and certain industrial gases. Genesis’ operations are primarily located in Texas, Louisiana, Arkansas, Mississippi, Alabama, Florida and the Gulf of Mexico.

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although we believe that our expectations are based upon reasonable assumptions, we can give no assurance that our goals will be achieved, including statements regarding closing of the transaction. Actual results may vary materially. We undertake no obligation to publicly update or revise any forward-looking statement.

Contact:
Genesis Energy, L.P.
Bob Deere
Chief Financial Officer
(713) 860-2516